UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14 (a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Diamond Offshore Drilling, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person (s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 20, 2008
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
ELECTION OF DIRECTORS (Proposal No. 1)
AUDIT COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
STOCK OPTION PLAN
TRANSACTIONS WITH RELATED PERSONS
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (Proposal No. 2)
SOLICITATION EXPENSES
COMMUNICATIONS WITH DIAMOND OFFSHORE AND OTHERS
OTHER MATTERS

DIAMOND OFFSHORE DRILLING, INC.
15415 Katy Freeway
Houston, Texas 77094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 20, 2008

To our Stockholders:

The 2008 annual meeting of stockholders of Diamond Offshore Drilling, Inc. will be held at The Regency Hotel, 540 Park Avenue, New York, New York 10021 on Tuesday, May 20, 2008 at 11:30 a.m. local time for the following purposes:

(1) To elect eight directors to serve until our 2009 annual meeting of stockholders;

(2) To ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2008; and

(3) To transact other business that may properly come before the annual meeting or any adjournment of the annual meeting.

Our stockholders of record at the close of business on March 25, 2008 are entitled to notice of, and to vote at, the annual meeting and any adjournments of the annual meeting. Stockholders who execute proxies solicited by our Board of Directors retain the right to revoke them at any time. Unless you revoke your proxy, your shares of common stock represented by your proxy will be voted at the annual meeting in accordance with the directions given in your proxy. If you do not specify a choice on your proxy, the proxy will be voted FOR the nominees for director named in the attached proxy statement and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors. The list of our stockholders may be examined at our executive offices at 15415 Katy Freeway, Suite 100, Houston, Texas 77094.

Additional information regarding the annual meeting is included in the attached proxy statement.

YOUR VOTE IS IMPORTANT. YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTPAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND PREFER TO VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

Sincerely,

William C. Long
Senior Vice President, General Counsel and Secretary

April 2, 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 20, 2008.

The proxy statement and our 2007 annual report to stockholders are available at: www.diamondoffshore.com/investors/investors_proxy.php

DIAMOND OFFSHORE DRILLING, INC.
15415 KATY FREEWAY
HOUSTON, TEXAS 77094

PROXY STATEMENT

For the 2008 Annual Meeting of Stockholders
to be held on May 20, 2008

ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors, or the Board, of Diamond Offshore Drilling, Inc., a Delaware corporation, which we refer to in this Proxy Statement as “we,” “us,” “our company” or “Diamond Offshore,” is providing you these proxy materials in connection with the Board’s solicitation of proxies from our stockholders for our 2008 annual meeting of our stockholders, or the Annual Meeting, and any adjournments and postponements of the Annual Meeting. The Annual Meeting will be held at The Regency Hotel, 540 Park Avenue, New York, New York 10021 on Tuesday, May 20, 2008 at 11:30 a.m. local time. We expect to distribute this Proxy Statement and the form of proxy to our stockholders entitled to notice of the Annual Meeting beginning on or about April 14, 2008.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you and our other stockholders entitled to vote at the Annual Meeting are requested to act upon proposals to elect eight members of our Board of Directors to serve until our 2009 annual meeting of stockholders and to ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2008.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock, par value $.01 per share, at the close of business on March 25, 2008, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held. Shares of our common stock represented by a properly executed proxy in the accompanying form will be voted at the Annual Meeting. On the record date 138,876,045 shares of our common stock, which is our only outstanding class of voting securities, were outstanding and entitled to vote.

Who can attend the Annual Meeting?

Only stockholders of record as of the close of business on March 25, 2008 and their accompanied guests, or the holders of their valid proxies, may attend the Annual Meeting. Each person attending the Annual Meeting will be asked to present valid government-issued picture identification, such as a driver’s license or a passport, before being admitted to the meeting. In addition, stockholders who hold their shares through a broker or nominee (i.e., in “street name”) should provide proof of their beneficial ownership as of March 25, 2008, such as a brokerage statement showing their ownership of shares as of that date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting and attendees will be subject to security inspections.

What constitutes a quorum?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

What vote is required to approve each item to be voted on at the Annual Meeting?

A plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Accordingly, the eight nominees for election as directors at the Annual Meeting who receive the greatest number of votes cast for election will be the duly elected directors. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to stockholders for consideration. Abstentions will be considered present for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter voted upon, and broker non-votes will not be considered present for purposes of calculating the vote.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote FOR each of the nominees for director named in this Proxy Statement and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2008.

How do I vote?

You may vote in person at the Annual Meeting or you may give us your proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. As described below, you can change your vote at the Annual Meeting. You can vote by proxy over the telephone by calling a toll-free number, electronically by using the Internet or through the mail by signing and returning the enclosed proxy card. The telephone and Internet voting procedures have been provided for your convenience and are designed to authenticate your identity, allow you to give voting instructions and confirm that your voting instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card.

Can I change my vote after I return my proxy card?

Yes. Your proxy may be revoked at any time before its exercise by sending written notice of revocation to William C. Long, Corporate Secretary, Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Suite 100, Houston, Texas 77094, or by signing and delivering a proxy which is dated later, or, if you attend the Annual Meeting in person, by giving notice of revocation to the Inspectors of Election referred to below at the Annual Meeting.

How will votes be recorded?

Votes will be tabulated by Broadridge Financial Solutions, Inc., and the results will be certified by one or more inspectors of election who are required to resolve impartially any interpretive questions as to the conduct of the vote, whom we refer to as the Inspectors of Election. In tabulating votes, the Inspectors of Election will make a record of the number of shares voted for each nominee and for or against each other matter voted upon, the number of shares with respect to which authority to vote for that nominee or other matter has been withheld, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and to publish the final results in our quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2008.

What is the date of this Proxy Statement?

The date of this Proxy Statement is April 2, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows certain information, at February 29, 2008 unless otherwise indicated, as to all persons who, to our knowledge, were the beneficial owners of 5% or more of the outstanding shares of our common stock, which is our only outstanding class of voting securities. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

	Name and	Amount and
	Address of	Nature of	Percent of
Title of Class	Beneficial Owner	Beneficial Ownership	Class

Common Stock	Loews Corporation 667 Madison Avenue New York, NY 10021-8087	70,104,620(1)	50.5%

(1)	Loews Corporation, or Loews, has sole investment power and sole voting power over the shares.

Because Loews holds a majority of the outstanding shares of our common stock, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. We understand that Loews intends to vote FOR the election of the eight nominees for the Board of Directors and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors. There are no agreements between us and Loews with respect to the election of our directors or officers or with respect to the other matters which may come before the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the amount and nature of beneficial ownership of our common stock and of the common stock, par value $1.00 per share, of Loews, or Loews Common Stock, beneficially owned by each of our directors, each of our executive officers named in the Summary Compensation Table below, and all of our directors and executive officers as a group, as of February 29, 2008. All of our directors and executive officers individually and as a group own less than 1% of our common stock. None of our directors or executive officers owns any shares of Loews’s Carolina Group Stock. Except as otherwise noted, the named beneficial owner has sole voting power and sole investment power with respect to the number(s) of shares shown below. The number of shares included with respect to stock appreciation rights, or SARs, granted under our Second Amended and Restated 2000 Stock Option Plan, as amended, or the Stock Option Plan, is the number of shares of our common stock each person would have received had they exercised their SARs, based on the closing price ($120.83) per share of our common stock on February 29, 2008.

	Shares of	Shares of	% of
	Our Common	Loews Common	Loews Common
Name of Beneficial Owner	Stock	Stock	Stock

James S. Tisch(1)	15,921	13,421,856	2.5%
Lawrence R. Dickerson(2)	8,195	0	*
Alan R. Batkin(3)	11,605	0	*
John R. Bolton	737	0	*
Charles L. Fabrikant(4)	3,605	0	*
Paul G. Gaffney, II(5)	4,105	0	*
Herbert C. Hofmann	0	0	*
Arthur L. Rebell(6)	105	115,734	*
Raymond S. Troubh(7)	13,605	30,000	*
John L. Gabriel, Jr.(8)	3,031	0	*
Gary T. Krenek(9)	2,166	0	*
John M. Vecchio(10)	3,033	0	*
All Directors and Executive Officers as a Group (16 persons including those listed above)(11)	75,761	13,567,590	2.6%

*	Less than 1% of the Loews Common Stock.

(1)	The number of shares of our common stock includes 10,921 shares of common stock issuable upon the exercise of options and SARs granted under our Stock Option Plan which are exercisable at February 29, 2008 or within 60 days thereafter. The number of shares of Loews Common Stock includes 390,000 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Corporation Stock Option Plan which are currently exercisable. The number of shares of Loews Common Stock also includes 10,820,058 shares held by trusts of which Mr. Tisch is the managing trustee (inclusive of 2,347,625 shares held in trust for his benefit), and 484,100 shares held by a charitable foundation as to which Mr. Tisch has shared voting and investment power.

(2)	Includes 8,195 shares of our common stock issuable upon the exercise of options and SARs granted under our Stock Option Plan which are exercisable at February 29, 2008 or within 60 days thereafter.

(3)	Includes 3,105 shares of our common stock issuable upon the exercise of options and SARs granted under our Stock Option Plan which are exercisable at February 29, 2008 or within 60 days thereafter. In addition, Mr. Batkin holds 1,000 shares of our common stock with respect to which he shares voting and investment power with his spouse.

(4)	Includes 3,605 shares of our common stock issuable upon the exercise of options and SARs granted under our Stock Option Plan which are exercisable at February 29, 2008 or within 60 days thereafter.

(5)	Includes 4,105 shares of our common stock issuable upon the exercise of options and SARs granted under our Stock Option Plan which are exercisable at February 29, 2008 or within 60 days thereafter.

(6)	Includes 105 shares of our common stock issuable upon the exercise of SARs granted under our Stock Option Plan which are exercisable at February 29, 2008 or within 60 days thereafter. The number of shares of Loews Common Stock includes 112,510 shares of Loews Common Stock issuable upon the exercise of options granted under the Loews Corporation Stock Option Plan which are currently exercisable. The number of shares of Loews Common Stock also includes 224 shares held by Mr. Rebell’s wife.

(7)	Includes 8,605 shares of our common stock issuable upon the exercise of options and SARs granted under our Stock Option Plan which are exercisable at February 29, 2008 or within 60 days thereafter.

(8)	Includes 3,029 shares of our common stock issuable upon the exercise of options and SARs granted under our Stock Option Plan which are exercisable at February 29, 2008 or within 60 days thereafter. Also includes two shares held by virtue of Mr. Gabriel’s investment in our common stock pursuant to our Retirement Plan, in which he shares voting and investment power with his spouse.

(9)	Includes 2,166 shares of our common stock issuable upon the exercise of options and SARs granted under our Stock Option Plan which are exercisable at February 29, 2008 or within 60 days thereafter.

(10)	Includes 3,029 shares of our common stock issuable upon the exercise of options and SARs granted under our Stock Option Plan which are exercisable at February 29, 2008 or within 60 days thereafter. Also includes four shares held by virtue of Mr. Vecchio’s investment in our common stock pursuant to our Retirement Plan, in which he shares voting and investment power with his spouse.

(11)	The number of shares of our common stock owned by all directors and executive officers as a group includes 1,850 shares held by virtue of the investment in our common stock pursuant to our Retirement Plan and 7,803 shares of our common stock issuable upon the exercise of options and SARs granted under our Stock Option Plan which are exercisable at February 29, 2008 or within 60 days thereafter, by our executive officers who are not Named Executive Officers in the Summary Compensation Table below. See “Executive Compensation.” Investment and voting power with respect to shares owned by Mr. Baudoin, our Senior Vice President — Administration and Operations Support, and Ms. Gordon, our Controller and Chief Accounting Officer, is shared with each such executive officer’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, file initial reports of ownership and reports of changes in ownership of our equity securities with the Securities and Exchange Commission, or the Commission, and the New York Stock Exchange. Executive officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of these reports furnished to us and written representations that no report on Form 5 was required for 2007, we believe that no director, executive officer or beneficial owner of more than ten percent of our common stock failed to file a Section 16(a) report on a timely basis during 2007.

ELECTION OF DIRECTORS

(Proposal No. 1)

Our Board of Directors currently consists of nine directors. In light of Mr. Batkin’s decision not to stand for re-election to the Board of Directors, the Board of Directors has adopted a resolution fixing the size of the entire Board of Directors at eight members, effective on the date of the Annual Meeting, in accordance with our Bylaws. All directors are elected annually to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal. Our Board of Directors elects our officers annually to serve until the next annual meeting of the Board of Directors and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office. Information about our current directors is below.

The nominees for director are James S. Tisch, Lawrence R. Dickerson, John R. Bolton, Charles L. Fabrikant, Paul G. Gaffney, II, Herbert C. Hofmann, Arthur L. Rebell and Raymond S. Troubh. Each of the eight directors to be elected at the Annual Meeting will serve a term of one year to expire at our 2009 annual meeting of stockholders.

It is intended that the proxies received from holders of our common stock, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of Messrs. Tisch, Dickerson, Bolton, Fabrikant, Gaffney, Hofmann, Rebell and Troubh, each of whom is now a director. Although we do not contemplate that any of the nominees will be unable to serve, decline to serve, or otherwise be unavailable as a nominee at the time of the Annual Meeting, if that occurs we expect that the proxies will be voted for such other candidate or candidates as our Board of Directors may nominate.

Further information concerning the nominees for election as directors at the Annual Meeting, including their business experience during the past five years, appears below.

		Age as
		of January
Name	Position	31, 2008	Director Since

James S. Tisch(1)	Chairman of the Board and Chief Executive Officer	55	1989
Lawrence R. Dickerson(1)	Director, President and Chief Operating Officer	55	1998
John R. Bolton	Director	59	2007
Charles L. Fabrikant(2)	Director	63	2004
Paul G. Gaffney, II(3)	Director	61	2004
Herbert C. Hofmann(1)	Director	65	1992
Arthur L. Rebell	Director	67	1996
Raymond S. Troubh(2)(3)	Director	81	1995

(1)	Member, Executive Committee of the Board of Directors

(2)	Member, Audit Committee of the Board of Directors

(3)	Member, Compensation Committee of the Board of Directors

James S. Tisch has served as our Chief Executive Officer since March 1998. Mr. Tisch has served as Chairman of the Board since November 1995 and as a director since June 1989. Mr. Tisch is the President and Chief Executive Officer and a director of Loews, a diversified holding company. Mr. Tisch also serves as a director of CNA Financial Corporation, a subsidiary of Loews.

Lawrence R. Dickerson has served as our President and Chief Operating Officer and as a director since March 1998. Mr. Dickerson also serves as a director of Global Industries, Ltd. Mr. Dickerson served on the United States Commission on Ocean Policy from 2001 to 2004.

John R. Bolton has served as a director since January 2007. Mr. Bolton is a Senior Fellow of the American Enterprise Institute and is a senior advisor to Kirkland & Ellis LLP. Mr. Bolton served in the U.S. Department of

State as the U.S. Permanent Representative to the United Nations from 2005 to 2006 and as Under Secretary for Arms Control and International Security from 2001 to 2005.

Charles L. Fabrikant has served as a director since January 2004. Mr. Fabrikant is the Chairman of the Board, Chief Executive Officer and President of SEACOR Holdings Inc., which operates offshore support vessels servicing oil and gas exploration and development. Mr. Fabrikant is also President of Fabrikant International Corporation, a privately owned corporation engaged in marine investments.

Paul G. Gaffney, II has served as a director since October 2004. Mr. Gaffney has served as President of Monmouth University since 2003 and was the President of National Defense University from 2000 to 2003. Mr. Gaffney served as Commissioner of the U.S. Commission on Ocean Policy from 2001 to 2004. Mr. Gaffney is a director of Meridian Health Systems. He also serves as a public trustee for NJ Marine Sciences Consortium.

Herbert C. Hofmann has served as a director since January 1992. Mr. Hofmann is a Senior Vice President of Loews and was the President and Chief Executive Officer of Bulova Corporation, formerly a subsidiary of Loews, until January 2008.

Arthur L. Rebell has served as a director since July 1996. Mr. Rebell is a Senior Vice President of Loews. Mr. Rebell also serves as the Chairman of the Board of Boardwalk Pipeline Partners, LP, a subsidiary of Loews.

Raymond S. Troubh has served as a director since November 1995. Mr. Troubh is a financial consultant, a former Governor of the American Stock Exchange and a former general partner of Lazard Freres & Co., an investment banking firm. Mr. Troubh is a director of General American Investors Company, Gentiva Health Services, Inc. and Triarc Companies, Inc.

Director Independence

Because more than 50% of our outstanding common stock is held by Loews, we are a “controlled company” under the corporate governance listing standards of the New York Stock Exchange, or the NYSE Listing Standards. Although the NYSE Listing Standards do not require controlled companies to maintain a majority of independent directors, our Board currently is comprised of a majority of independent directors. Our Board of Directors has determined that Mr. Batkin, Mr. Bolton, Mr. Gaffney, Mr. Fabrikant and Mr. Troubh, whom we refer to as Independent Directors, are independent under the NYSE Listing Standards. The Board considered all relevant facts and circumstances and applied the independence guidelines described below in determining that none of the Independent Directors has any material relationship with us or our subsidiaries. In making its determination with respect to Mr. Fabrikant, our Board also considered the commercial relationship between our company and certain subsidiaries of SEACOR Holdings Inc., of which Mr. Fabrikant is the Chairman of the Board of Directors, President and Chief Executive Officer, and determined that Mr. Fabrikant meets all of the requirements described above for Independent Directors and does not have a material relationship with us. Please read “Transactions with Related Persons — Transactions with Other Related Parties” below for more information concerning Mr. Fabrikant’s relationship with us.

The Board has established guidelines to assist it in determining director independence. Under these guidelines, a director would not be considered independent if:

(1) any of the following relationships existed during the past three years:

(i) the director is our employee or the employee of any of our subsidiaries or has received more than $100,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or certain other forms of deferred compensation for prior service;

(ii) the director provided significant advisory or consultancy services to us or any of our subsidiaries or is affiliated with a company or a firm that has provided significant advisory or consultancy services to us or any of our subsidiaries (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(iii) the director has been a significant customer or supplier of us or any of our subsidiaries or affiliated with a company or firm that is a significant customer or supplier of us or any of our subsidiaries (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(iv) the director has been employed by or affiliated with an internal or external auditor that within the past three years provided services to us or any of our subsidiaries; or

(v) the director has been employed by another company where any of our current executives serve on that company’s compensation committee;

(2) the director’s spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law, or any other person sharing the director’s home (other than a domestic employee), has a relationship described in (1) above; or

(3) the director has any other relationships with us or any of our subsidiaries or with members of senior management that our Board of Directors determines to be material.

Committees of the Board of Directors

Our Board of Directors has three standing committees, the Executive Committee, the Audit Committee and the Compensation Committee. We do not have a nominating committee or charter. Because we are a “controlled company” under the NYSE Listing Standards, this committee is not required and our Board of Directors has determined that it is appropriate not to have this committee. The entire Board of Directors participates in the consideration of director nominees.

Executive Committee

The Executive Committee of the Board of Directors consists of three members, Mr. Tisch, Mr. Dickerson and Mr. Hofmann. The Executive Committee has and may exercise all the powers of our Board of Directors in the management of our business that may lawfully be delegated to it by our Board of Directors. During 2007, the Executive Committee held three meetings.

Audit Committee

The Audit Committee of the Board of Directors currently consists of three members, Mr. Batkin, Mr. Fabrikant and Mr. Troubh. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including review of our financial reports and other financial information, our system of internal accounting controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit staff and independent auditors. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent auditors and to approve all engagement fees and terms for the independent auditors. Our Board of Directors has adopted a written Audit Committee charter which can be found on our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary. The Board has determined that each member of the Audit Committee is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the NYSE Listing Standards. The Board has determined that Mr. Batkin qualifies as an “audit committee financial expert” under the rules of the Commission. Mr. Batkin has advised the Board of Directors that, in addition to serving on our Audit Committee, he also serves on the audit committee of one other public company.

Compensation Committee

The Compensation Committee of the Board of Directors consists of two members, Mr. Gaffney and Mr. Troubh, each of whom is an Independent Director. The primary function of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee is also responsible to review and make recommendations to our Board with respect to our Incentive Compensation Plan for Executive Officers as amended and restated as of January 1, 2007, or the Incentive Compensation Plan, and our Stock Option Plan, with respect to our executive officers, and to oversee these plans. The Compensation Committee is authorized to discharge any responsibilities imposed on it by these plans and has powers and responsibilities with respect to those plans as were formerly vested in our Board’s Incentive Compensation Committee. The Compensation Committee has succeeded to all of the duties of the former Incentive Compensation Committee, which the Board dissolved when it formed the Compensation Committee in January 2007. Our Board of Directors has adopted a written Compensation Committee charter which can be found on our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary. In accordance with its charter, the Compensation Committee may form and delegate authority to sub-committees consisting of one or more of its members when appropriate. See “Compensation Discussion and Analysis” for more information about the responsibilities of the Compensation Committee and the role of executive officers with respect to compensation matters.

Director Nominating Process

Our Board of Directors will, subject to the terms of our Certificate of Incorporation and Bylaws, review candidates recommended by stockholders for positions on the Board of Directors. The Bylaws provide that any stockholder entitled to vote generally in the election of directors at a meeting of stockholders who complies with the procedures specified in the Bylaws, may nominate persons for election to the Board of Directors, subject to any conditions, restrictions and limitations imposed by our Certificate of Incorporation or Bylaws. These procedures include a requirement that our Corporate Secretary receive timely written notice of the nomination, which, for the 2009 annual meeting of stockholders, means that the nomination must be received no later than February 19, 2009. Any notice of nomination must be addressed to Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary and must include, in addition to any other information or matters required by our Certificate of Incorporation or Bylaws, the following:

(i) the name and address of the stockholder submitting the nomination and of the person or persons to be nominated;

(ii) a representation that the stockholder is a holder of our capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(iii) a description of all contracts, arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(iv) such other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy or information statement filed pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations under it; and

(v) the consent of each nominee to serve as our director if so elected.

Nominations of directors may also be made by the Board of Directors or as otherwise provided in our Certificate of Incorporation or Bylaws. In determining whether it will nominate a candidate for a position on our Board of Directors, the Board considers those matters it deems relevant, which may include, but are not limited to, integrity, judgment, business specialization, technical skills, independence, potential conflicts of interest and the present needs of the Board of Directors. The Board retains its full discretion in making such determinations, and also takes into account any restrictions, requirements or limitations contained in our Certificate of Incorporation or Bylaws, or any agreement to which we are a party.

Executive Sessions of Non-Management Directors

Our non-management directors meet in regular executive sessions without management participation. In addition, an executive session including only the Independent Directors is held at least annually. Upon the recommendation of the non-management directors and Independent Directors, our Board of Directors has selected Alan R. Batkin to act as the current Lead Director and to serve as the presiding director at these meetings.

Director Attendance at Meetings

During 2007 there were six meetings of the Board of Directors, eight meetings of the Audit Committee and four meetings of the Compensation Committee. During 2007, each of our incumbent directors then in office attended not less than 75% of the total number of meetings of the Board of Directors and committees of the Board on which that director served except for Mr. Fabrikant, who attended approximately 64% of such meetings. We do not have a specific policy regarding attendance by directors at annual meetings of stockholders, but the Board encourages all directors to attend the annual meeting while recognizing that circumstances may prevent attendance from time to time. All except one of our directors then in office attended our 2007 annual meeting of stockholders.

Director Compensation

Each director who is not our employee receives a quarterly award of options to purchase 500 shares of our common stock or 500 SARs in accordance with the terms of our Stock Option Plan. The options or SARs vest immediately with some options having terms of five years and some ten years from the date of grant, and SARs having terms of ten years from the date of grant. Since July 2007, we have awarded only SARs to our non-employee directors. In addition, all non-employee directors receive an annual cash retainer of $25,000. The Lead Director receives an annual cash retainer of $10,000 and the Chairman of the Audit Committee receives an annual cash retainer of $10,000. We pay each of our directors who is not our employee or an employee of any of our subsidiaries or of Loews or any other affiliated companies a fee of $1,500 for attendance at each meeting of our Board of Directors and $1,000 for attendance at each meeting of the Audit Committee and Compensation Committee, in addition to the reasonable costs and expenses incurred by these directors in relation to their services.

The following table provides information on our compensation of non-employee directors for 2007:

Director Compensation for 2007

	Fees Earned
	or Paid in	Option	All Other
Name	Cash(1)	Awards(2)	Compensation(3)	Total

Alan R. Batkin	$62,000	$70,965	$5,000	$137,965
John R. Bolton	32,500	51,938	1,250	85,688
Charles L. Fabrikant	37,000	70,965	5,625	113,590
Paul G. Gaffney, II	36,000	70,965	6,250	113,215
Herbert C. Hofmann	—	70,965	1,250	72,215
Arthur L. Rebell	—	70,965	1,250	72,215
Raymond S. Troubh	42,500	70,965	12,500	125,965

(1)	These amounts represent all fees earned for service as a director during 2007. Mr. Batkin received a $10,000 annual retainer as Lead Director and received a $10,000 annual retainer as Chairman of the Audit Committee.

(2)	These amounts represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended on December 31, 2007, in accordance with the Financial Accounting Standards Board’s revised Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” or FAS 123(R), of awards pursuant to our Stock Option Plan through December 31, 2007 as well as the full grant date fair value of these awards. Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Commission on February 25, 2008. Each director who is not our employee receives a quarterly award of options to purchase 500 shares of our common stock or 500 SARs in accordance with the terms of our Stock Option Plan. The options or SARs vest immediately with some options having terms of five years and some ten years from the date of grant, and SARs having terms of ten years from the date of grant. At December 31, 2007, the aggregate number of option awards and SARs outstanding for each director was as follows: Mr. Alan R. Batkin, 4,000; Mr. John R. Bolton, 0; Mr. Charles L. Fabrikant, 4,500; Mr. Paul G. Gaffney, II, 5,000; Mr. Herbert C. Hofmann, 0; Mr. Arthur L. Rebell, 1,000; and Mr. Raymond S. Troubh, 10,000.

(3)	These amounts represent the payment of cash in the amount of $1.25 per outstanding and unexercised stock option and/or SAR to directors with option and/or SAR awards outstanding as of November 2, 2007, all of which were then vested, pursuant to an anti-dilution adjustment under the terms of our Stock Option Plan.

Code of Ethics and Corporate Governance Guidelines

We have a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code can be found on our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary. We intend to post changes to or waivers of this code for our principal executive officer, principal financial officer and principal accounting officer on our website. In addition, our website contains a corporate governance section that includes our corporate governance guidelines. We will provide a printed copy of our corporate governance guidelines to any stockholder upon request.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Committees of the Board of Directors — Audit Committee,” the primary role of the Board’s Audit Committee is to oversee our financial reporting process and manage our relationship with our independent auditors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2007 with our management and independent auditors. The Audit Committee has also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. In addition, the Audit Committee has discussed with the independent auditors their independence in relation to us and our management, including the matters in the written disclosures provided to the Audit Committee as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that our financial statements have been prepared with integrity and objectivity. They do not provide any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that our financial statements are presented in accordance with generally accepted accounting principles, or that our auditors are in fact “independent.”

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we have filed with the Commission.

THE AUDIT COMMITTEE

Alan R. Batkin, Chairman
Charles L. Fabrikant
Raymond S. Troubh

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors is currently comprised of two Independent Directors. The Compensation Committee’s primary function is to assist the Board in discharging its responsibilities relating to compensation of our executive officers (including our Named Executive Officers). The Compensation Committee has responsibility to:

•	review our general compensation philosophy for executive officers;

•	oversee the development and implementation of compensation programs for executive officers;

•	review and approve compensation, including incentive and equity-based compensation, of executive officers; and

•	review and report to our Board of Directors on compensation of directors and Board committee members.

The Compensation Committee is also responsible to review and make recommendations to our Board of Directors with respect to our Incentive Compensation Plan and our Stock Option Plan, with respect to our executive officers, and to oversee these plans. The Compensation Committee is authorized to discharge any responsibilities imposed on the Compensation Committee by these plans and has powers and responsibilities with respect to those plans as were formerly vested in our Board’s Incentive Compensation Committee.

Before the Compensation Committee was formed in January 2007, the Board’s Executive Committee and the former Incentive Compensation Committee participated in the consideration of executive compensation. The Compensation Committee has succeeded to all of the duties of the former Incentive Compensation Committee, which was dissolved when the Compensation Committee was formed, and in 2007 decisions concerning compensation of executive officers were made by the Compensation Committee.

Objectives and Compensation Philosophy.  Our executive compensation program is designed to enable us to attract and retain highly qualified executive officers and motivate them to provide a high level of performance for our stockholders. To achieve this objective we have established a compensation policy for executive officers which combines elements of base salary with cash and stock-based incentive compensation, as well as benefits, which collectively provides a competitive total compensation opportunity based on performance. In selecting these elements of executive compensation, we have considered our historical compensation policies and practices as they have developed over time, national surveys of executive compensation at comparable sized companies and the executive compensation programs of various peer and other companies engaged in businesses similar to ours, as well as applicable tax and accounting impacts of executive compensation.

Elements of Compensation.  The principal components of compensation for our Named Executive Officers are:

•	base salary;

•	incentive compensation awards;

•	grants of stock appreciation rights; and

•	retirement, life insurance, medical and related benefits.

In establishing the aggregate amount of compensation for each Named Executive Officer, the primary factor is an evaluation of the individual’s performance in the context of our performance and our past compensation policies and practices. We also have reviewed and considered compensation levels and practices as shown in the surveys and other materials referred to above. Based on these factors, we determine an overall level of cash compensation — a significant portion of which is incentive based — and stock-based awards, which are described further below. When compensation for the Named Executive Officers is evaluated, the Compensation Committee will consider, among other things, the following information:

•	The opportunity for compensation for the prior year, which includes salary, target cash incentive compensation and the potential value of equity-based grants; and

•	The actual compensation history from previous years, including salary and actual cash incentive compensation earned.

Recommendations regarding compensation of our executive officers are prepared by our President. They are reviewed with and are acted upon by the Compensation Committee in accordance with its charter, except that the President does not participate in the preparation of recommendations, or the review, modification or approval of recommendations, with respect to his own compensation or, as discussed below, the compensation of our Chief Executive Officer, each of which is reviewed and approved by the Compensation Committee. The Compensation Committee does not delegate any of its functions in setting executive compensation under its charter to management, although our management and members of our Board provide recommendations to the Compensation Committee and the Executive Committee continues to administer the Diamond Offshore Management Bonus Program, or the Management Bonus Program, discussed below. In 2007, the Compensation Committee engaged a consultant, Towers Perrin, to provide executive compensation survey data and other information related to executive compensation matters. The scope of this consultant’s assignment did not, however, include determining or recommending to the Compensation Committee the amount or form of executive or director compensation.

Base Salary.  Every one of our salaried employees, including our Named Executive Officers, is assigned a salary grade at the commencement of employment, which is subject to periodic review, pursuant to a system that considers objective criteria, such as the employee’s level of financial responsibility and supervisory duties, and the education and skills required to perform the employee’s functions; however, the assignment of an employee to a particular salary grade, or promotion to another salary grade, necessarily involves subjective judgments. Within each grade, salaries are determined within a range based primarily on subjective factors such as the employee’s contribution to our company and individual performance. No fixed, relative weights are assigned to these subjective factors. On occasion, an officer’s compensation may be fixed at a level above the maximum level for his or her salary grade in response to a subjective determination that the officer’s compensation, if set at the maximum level for his or her grade, would be below the level merited by his or her contributions to our company. In 2007, the annual base salary of each of our Named Executive Officers was determined by our Compensation Committee, in light of performance reviews and the other factors described above, as well as the impact of limits on the deductibility of compensation under the Internal Revenue Code of 1986, as amended, which (together with the regulations promulgated thereunder, as each may be amended) we refer to as the Code, as discussed below. In determining and approving the annual base salary of Mr. Tisch, our Chief Executive Officer, the Compensation Committee also took into consideration his employment by Loews.

Incentive Compensation Awards.  Annual cash bonus incentives may be awarded under the Management Bonus Program and, for our executive officers, under our Incentive Compensation Plan, each of which is intended to provide a means whereby certain of our selected officers and key employees may develop a sense of proprietorship and personal involvement in our development and financial success, and encourage the participants to remain with and devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders.

Incentive Compensation Plan.  A significant portion of compensation of certain of our Named Executive Officers comes from awards under our Incentive Compensation Plan. This element of our compensation program makes a significant portion of the participating executive’s annual compensation a function of our attainment of a pre-determined level of EBITDA. It thereby helps align their interests with those of our stockholders. EBITDA is defined, solely for purposes of this calculation, for us and our consolidated subsidiaries on a consolidated basis, as an amount equal to consolidated net income (excluding extraordinary gains and extraordinary losses), determined in accordance with United States generally accepted accounting principles, or GAAP, for the applicable period plus or minus, as applicable, the following to the extent deducted in calculating such consolidated net income:

•	plus an amount equal to the sum of all interest, premium payments, debt discount, fees, charges and related expenses of our company and our consolidated subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, for such period;

•	plus or minus the provision for taxes based on income or revenues payable by us and our consolidated subsidiaries for such period;

•	plus the amount of depreciation and amortization expense for such period;

•	minus, without duplication, interest income for such period, as determined in accordance with GAAP; and

•	plus or minus, without duplication, the amount of non-operating income or expenses for such period, all as determined in accordance with GAAP.

Under the Incentive Compensation Plan, our Compensation Committee establishes an annual performance goal expressed as an amount of budgeted EBITDA for the performance period. For 2007, the Compensation Committee set this amount, in consultation with management, at $1.745 billion. Performance awards for 2007 were determined using a formula established by the Compensation Committee based on the ratio of actual EBITDA for 2007 compared to the average of 2007 budgeted EBITDA and 2006 actual EBITDA. The Compensation Committee determined the amount available for the performance award to each participant by fixing an incentive target for each participant expressed as a specified percentage (100%) of the participant’s eligible base salary. The amount available for each participant’s performance award was also capped at this target amount. The performance award is based upon the product of the EBITDA ratio and the incentive target amount, but cannot exceed the specified percentage of the participant’s eligible base salary. Although the amount of a performance award is a function of the actual EBITDA achieved for the performance period, failure to achieve the budgeted EBITDA target does not preclude the payment of an award, but rather has the effect generally of reducing (subject to the cap) the amount that would have been payable if the target had been achieved.

The establishment of a cap, or maximum award, which limits the amount an individual may earn under the Incentive Compensation Plan, is an integral part of the determination of the executive’s overall potential cash compensation, based on the factors described above. Our Incentive Compensation Plan specifies an overall cap which limits the maximum amount payable under this plan to any participant during any performance period to $1,000,000 per year. In addition, the Compensation Committee retains the ability under the Incentive Compensation Plan to reduce an award, a concept called negative discretion, when the Compensation Committee deems appropriate.

The annual performance goal and the cap on each participant’s award are established before the end of the first 90 days of the performance year and the decision as to whether to exercise negative discretion and authorize the payment of an award is generally made in the first quarter of the following year, after actual EBITDA for the performance period has been established. In determining whether or not to exercise negative discretion, the Compensation Committee has the ability to reassess the individual’s performance during the performance year or to consider other factors the Compensation Committee deems relevant, such as the provisions of the individual’s employment agreement.

Following determination of our actual EBITDA for 2007, the Compensation Committee authorized the incentive compensation awards under the Incentive Compensation Plan. Due to the level of our actual EBITDA for 2007, which was less than the budgeted EBITDA for the performance period, the amounts available for awards to our Named Executive Officers were less than the maximum amounts established by the Compensation Committee. In determining the amounts of these awards for 2007, the Compensation Committee also took into consideration the terms of the officers’ respective employment agreements. As discussed below, each of our Named Executive Officers (other than our Chief Executive Officer) is party to an employment agreement which provides that the desired (but not guaranteed) target bonus amount for the executive is equal to a range of between 60% to 65% of his base salary, subject to a maximum annual bonus amount equal to 100% of base salary. In light of the bonus targets specified in these employment agreements, the Compensation Committee exercised its negative discretion to authorize incentive compensation awards under the Incentive Compensation Plan for 2007 in amounts that were less than the maximum amounts available for awards under the terms of the Incentive Compensation Plan. In addition, as in the previous year, Mr. Tisch declined to accept any award under the Incentive Compensation Plan for 2007. Awards authorized under the Incentive Compensation Plan for 2007 were paid in full in February 2008. Awards paid to the Named Executive Officers under the Incentive Compensation Plan for 2007 are included in the column entitled “Non-Equity Incentive Plan Compensation” on the Summary Compensation Table below.

If any participant under the Incentive Compensation Plan ceases to be employed by us before the end of a performance period (other than due to Retirement, as defined in the plan, death or Disability, as defined in the plan), that participant will not be eligible to receive a bonus award for that performance period unless the Compensation Committee determines that payment of the award is in our best interest. Participants who cease to be employed by us before the end of a performance period due to Retirement, death or Disability will receive an award prorated to the date of cessation of employment.

Management Bonus Program.  Under our Management Bonus Program, our Board’s Executive Committee is authorized to establish an annual bonus pool based on the Executive Committee’s evaluation of our company during the year relative to peer companies, the performance of our share price and extraordinary events during the year. The Executive Committee generally establishes the bonus payouts from the bonus pool based upon corporate, group or individual performance, or a combination thereof, or such other subjective criteria as the committee considers appropriate. None of our Named Executive Officers earned awards under the Management Bonus Program for services performed in 2007. Under our current practice, if the Executive Committee were to recommend an award to an executive officer under the Management Bonus Program, the Compensation Committee would review and, in its discretion, approve any such award prior to its payment.

Stock-Based Awards.  The third principal element of our compensation policy for Named Executive Officers is stock-based awards under our Stock Option Plan. Unlike base salary, bonuses and incentive compensation awards, which are earned and paid based on the annual performance of the individual and our company, awards under the Stock Option Plan generally vest over a period of four years and have a term of ten years. Stock-based awards to the Named Executive Officers are designed to reward them for taking actions that benefit the long-term performance of our company. These awards are also designed to retain the services of executives during the vesting period because the awards will be forfeited in most circumstances if an executive voluntarily leaves our company before the awards vest. As a result, these awards recognize performance over a longer term, encourage executives to continue their employment with us and directly link the value of the awards to appreciation in the price of our common stock. All of these elements further serve to align the executive’s interest with those of our stockholders.

Our current practice is to consider the establishment and granting of stock-based awards to executive officers and other eligible participants in the first quarter of each year. We currently establish an annual award in the first quarter but grant the award in four quarterly increments over the year, the first grant being made on or about the first business day in April, and the following three grants being made on or about the first business day of the following July and October and the last business day of December. Each grant is made at an exercise or strike price equal to fair market value on the date of grant, which is defined in the Stock Option Plan as the mean between the highest and lowest reported sales price per share of our common stock on the New York Stock Exchange on the trading day immediately preceding the date of grant.

The Stock Option Plan is administered with respect to our employees by our Board’s Executive Committee, except for any participant under the plan who is then a participant in our Incentive Compensation Plan or is, with respect to our company, a “covered employee” within the meaning of Section 1.162-27(c)(2) of the regulations under the Code or an “officer” of our company as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended. For those participants, including all of our Named Executive Officers, the authority to control and manage the operation and administration of the Stock Option Plan is vested in the Compensation Committee. Our Board of Directors has retained the authority to administer the Stock Option Plan with respect to our non-employee directors and any other eligible grantee under the Stock Option Plan for whom such authority has not been delegated to the Compensation Committee or the Executive Committee. The Board of Directors has also retained plenary authority to amend or terminate the Stock Option Plan.

In 2005, we amended our Stock Option Plan to provide for the grant of SARs, which constitute the right to receive stock or cash, or a combination of stock and cash, equal in value to the difference between the exercise price of the SAR and the market price of the corresponding amount of common stock on the exercise date. Under our current practice, we award only SARs to all participants in the Stock Option Plan (including Named Executive Officers). We made this change to reduce the potential for dilution as the maximum number of shares issuable upon the exercise of SARs is less than the number of shares issuable upon the exercise of an equivalent number of stock options. Because SARs offer the recipient the same economic opportunity as stock options, the value of the award to the executive was not affected by this change. The number of SARs (and previously stock options) granted to each of our Named Executive Officers has either remained consistent, or in some cases gradually increased, over the past three years.

In 2007, we amended our Stock Option Plan to require an anti-dilution adjustment upon the occurrence of certain corporate transactions including, among others, an extraordinary cash dividend. Following our declaration of a special cash dividend in October 2007, under the terms of our Stock Option Plan the Compensation Committee approved the payment of cash in the amount of $1.25 per outstanding and unexercised stock option and/or SAR as an anti-dilution adjustment to all participants in the Stock Option Plan (including Named Executive Officers) who held stock options and/or SARs that were outstanding as of November 2, 2007. We paid this anti-dilution adjustment payment on December 3, 2007 with respect to stock options and SARs that were held and vested as of November 2, 2007. On or about June 1, 2008, we will make such a cash payment with respect to stock options and SARs that were outstanding but unvested on November 2, 2007, all of which will have become vested by that time.

Employment Agreements and Severance Arrangements.  We have entered into employment agreements with each of our Named Executive Officers other than our Chief Executive Officer, Mr. Tisch, who is also employed by Loews. Each agreement specifies a base salary level, provides that the individual executive will be eligible to participate in our bonus plans made available to executives in a commensurate position and provides that the desired (but not guaranteed) target bonus amount for the executive is equal to a range of between 60% to 65% of his or her base salary, subject to a maximum annual bonus amount equal to 100% of base salary; however, the amount of any award which may be granted to any Named Executive Officer under the Incentive Compensation Plan remains subject to the discretion of the Compensation Committee. The agreement provides that any such bonus shall be paid in full each February. The employment agreements with our Named Executive Officers contain no provision for payment upon a change in control, nor do such agreements require us to provide any perquisites.

We recognize that it may be difficult upon termination for senior management to find comparable employment within a short period of time. Accordingly, each Named Executive Officer party to an employment agreement with us is entitled to certain severance payments if his employment agreement is terminated under specified circumstances. Specifically, if during the term of the employment agreement we terminate the executive without Cause, or as a result of his death or Disability, or if the executive terminates the employment agreement for Good Reason, in addition to the benefits executive employees receive generally, including all accrued but unpaid base salary, accrued and unpaid expense reimbursements and other cash entitlements and, except as otherwise previously requested by the executive, the amount of any accrued and unpaid compensation, as well as unpaid amounts under applicable plans, policies and programs, the executive generally is entitled to continuation of his base salary for the remaining term of the employment agreement or 24 months, whichever is greater (payable as a lump sum in the event of his death); continuation of insurance benefits (medical, dental, life and disability) for him and his family for the remaining term of the employment agreement or two years, whichever is greater, or until he becomes eligible for comparable coverage by a subsequent employer; any unexercised and/or unvested stock option grant or equivalent (SARs paid in stock) held by the executive upon termination of employment will be fully vested on the date of termination and be eligible for exercise as provided for in the applicable plan; and we will provide the executive with customary outplacement services commensurate with his position, which will not exceed 12 months or $25,000. The terms “Cause,” “Good Reason” and “Disability” are defined in each executive’s employment agreement.

Employee Benefits.  Our Named Executive Officers also participate in benefit programs available to salaried employees generally, including our Retirement Plan described below and medical, dental, life and disability insurance plans. Additional benefits paid to the Named Executive Officers are discussed below.

We maintain a defined contribution plan, which we refer to as the Retirement Plan, designed to qualify under Section 401(k) of the Code, pursuant to which currently we contribute 5% of the participant’s defined compensation and we match 100% of the first 6% of each participant’s compensation contributed. Our contributions to the Retirement Plan are subject to annual review and adjustment. Participants are fully vested immediately upon enrollment in the plan. Participants may use up to 25% of the amount of such contributions to the Retirement Plan to purchase shares of our common stock. In addition, under our Amended and Restated Supplemental Executive Retirement Plan, or the Supplemental Executive Retirement Plan, we contribute to participants any portion of the 5% of the base salary contribution and the matching contribution to the Retirement Plan that cannot be contributed because of the limitations within the Code. Participants in this plan are a select group of our management or highly compensated employees, including the Named Executive Officers, and are fully vested in all amounts paid into the plan. We also make contributions for group term life insurance, spouse/dependent life insurance, and long-term disability insurance for executive officers, including our Named Executive Officers, as indicated in the Summary Compensation Table below.

Deductibility of Compensation for Tax Purposes.  Under the Code, the amount of compensation paid to or accrued for our Named Executive Officers which may be deductible by us for federal income tax purposes is limited to $1.0 million per person per year, except that compensation which is considered to be “performance-based” under the Code and the applicable regulations is excluded for purposes of calculating the amount of compensation. To the extent that our compensation policy can be implemented in a manner which maximizes the deductibility of the compensation we pay, our policy has been to seek to do so. Accordingly, we have designed both our Stock Option Plan and the Incentive Compensation Plan, as amended and restated by the Compensation Committee, so that compensation in the form of awards or grants made under either plan will be considered to be “performance-based” under the applicable provisions of the Code.

COMPENSATION COMMITTEE REPORT

In fulfilling its responsibilities, our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Raymond S. Troubh, Chairman
Paul G. Gaffney, II

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Raymond S. Troubh and Paul G. Gaffney, II, each of whom is an Independent Director and, consequently, neither of whom is or has been an officer or employee of our company. During 2007, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) or as a member of the board of directors of another entity, one of whose executive officers served on our Compensation Committee. In addition, during 2007 none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Board of Directors.

Equity Compensation Plan Information

The following table provides information regarding securities authorized for issuance under our equity compensation plan as of December 31, 2007:

Equity Compensation Plan Information
Number of
	Number of		Securities Remaining
	Securities to		Available for
	be Issued		Future Issuance Under
	Upon Exercise	Weighted-Average Exercise	Equity Compensation
	of Outstanding	Price of	Plans (Excluding
	Options, Warrants	Outstanding Options, Warrants	Securities Reflected
	and Rights	and Rights	in Column
Plan Category	(1) (a)	(b)	(a)) (c)

Equity compensation plans approved by security holders	216,994	$85.44	237,508
Equity compensation plans not approved by security holders	—	—	—

Total	216,994	$85.44	237,508

(1)	The number of shares included with respect to SARs granted under our Stock Option Plan is the number of shares of our common stock that would have been issued had the SARs been exercised, based on the closing price ($142.00) per share of our common stock on December 31, 2007.

EXECUTIVE COMPENSATION

The following table shows information for the years ended December 31, 2007 and 2006 regarding the compensation of our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers as of December 31, 2007, whom we refer to collectively as the Named Executive Officers, for service in all capacities with our company and our subsidiaries.

Summary Compensation Table

				Non-Equity	All
			Option	Incentive Plan	Other
Name and Position	Year	Salary	Awards(1)	Compensation(2)	Compensation(3)	Total

James S. Tisch	2007	$300,000	$789,092	$—	$151,853	$1,240,945
Chairman of the Board and Chief Executive Officer	2006	300,000	520,757	—	15,752	836,509
Gary T. Krenek	2007	324,750	152,703	230,000	57,931	765,384
Chief Financial Officer and Senior Vice President	2006	264,638	93,109	200,000	17,186	574,933
Lawrence R. Dickerson	2007	686,250	591,826	520,000	165,944	1,964,020
President and Chief Operating Officer	2006	627,747	386,985	460,000	47,121	1,521,853
John L. Gabriel, Jr.	2007	406,375	210,423	300,000	76,099	992,897
Senior Vice President — Contracts & Marketing	2006	368,456	139,270	255,000	26,031	788,757
John M. Vecchio	2007	356,000	210,423	262,000	66,845	895,268
Senior Vice President — Technical Services	2006	295,199	138,462	225,000	19,281	677,942

(1)	These amounts represent the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year, in accordance with FAS 123(R), of awards pursuant to our Stock Option Plan through December 31, 2006 or 2007, as applicable (but disregarding estimates of forfeitures for service-based vesting). Assumptions used in the calculation of these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the Commission on February 25, 2008.

(2)	The amounts for 2007 represent amounts paid under our Incentive Compensation Plan. The amounts for 2006 represent (i) payments under our Incentive Compensation Plan in the following amounts to the following Named Executive Officers: Mr. Dickerson, $367,200; Mr. Gabriel, $178,971; and Mr. Vecchio, $138,466 and (ii) payments paid under our Management Bonus Program in the following amounts to the following Named Executive Officers: Mr. Krenek, $200,000; Mr. Dickerson, $92,800; Mr. Gabriel, $76,029; and Mr. Vecchio, $86,534.

(3)	The amounts shown in the “All Other Compensation” column for 2007 represent company contributions and are detailed in the following table.

All Other Compensation Table for 2007

				Supplemental
		Retirement		Executive	Anti-Dilution
		Plan		Retirement	Adjustment for
Name and Position	Retirement Plan	Matching	Insurance	Plan	Special Dividend	Total

James S. Tisch	$11,250	$—	$3,559	$5,794	$131,250	$151,853
Chairman of the Board and
Chief Executive Officer
Gary T. Krenek	11,250	13,500	3,559	11,528	18,094	57,931
Chief Financial Officer and
Senior Vice President
Lawrence R. Dickerson	11,250	13,500	9,704	61,171	70,319	165,944
President and
Chief Operating Officer
John L. Gabriel, Jr.	11,250	13,500	5,494	22,730	23,125	76,099
Senior Vice President — Contracts & Marketing
John M. Vecchio	11,250	13,500	3,559	15,411	23,125	66,845
Senior Vice President — Technical Services

Employment Agreements

As discussed further under “Compensation Discussion and Analysis” above, we maintain employment agreements with each of Messrs. Dickerson, Krenek, Gabriel and Vecchio, each of whom is a Named Executive Officer. We are not party to an employment agreement with Mr. Tisch, our Chief Executive Officer, whose current annual base salary is $300,000. The employment agreements establish the following current annual base salary for these Named Executive Officers:

Current
Named Executive Officer	Base Salary

Lawrence R. Dickerson	$720,000
Gary T. Krenek	338,880
John L. Gabriel, Jr.	425,600
John M. Vecchio	374,150

The base salary under each employment agreement is subject to upward adjustment from time to time in accordance with its terms and subject to our compensation policies. Each employment agreement provides for an initial term through December 31, 2009 (or, in the case of Mr. Dickerson, through September 30, 2009) and is automatically extended for successive one-year periods thereafter. The employment agreements provide that through September 30, 2009, the Named Executive Officer will be eligible to participate in bonus plans made available to executive employees in a position commensurate with his position. Under the current bonus plans, each Named Executive Officer has an opportunity to earn an annual cash bonus measured against objective financial performance criteria to be determined by our Compensation Committee, under the Incentive Compensation Plan, in its sole discretion. The employment agreements provide that the desired but not guaranteed target amount of such bonus is equal to a range between 60% and 65% of the Named Executive Officer’s base salary, but the amount of such bonus payable in any given year shall not exceed 100% of such base salary; however, the amount of any award which may be granted to these Named Executive Officers under the Incentive Compensation Plan remains subject to the discretion of our Compensation Committee. Additional terms of the employment agreements are discussed above in our “Compensation Discussion and Analysis” under the heading “Employment Agreements and Severance Arrangements.”

Nonqualified Deferred Compensation

The following table sets forth certain information for the Named Executive Officers as of December 31, 2007 and for the year then ended with respect to nonqualified deferred compensation.

Nonqualified Deferred Compensation for 2007

			Aggregate	Aggregate
	Registrant	Aggregate	Withdrawals/	Balance at
	Contributions	Earnings	Distributions	December 31,
Name	in 2007(1)	in 2007(2)	in 2007(3)	2007(4)

James S. Tisch	$135,000	$2,044	$46,875	$126,231
Gary T. Krenek	29,067	5,846	68,502	175,197
Lawrence R. Dickerson	121,057	25,882	199,868	697,948
John L. Gabriel, Jr.	43,076	10,248	97,428	283,949
John M. Vecchio	37,535	7,125	79,258	212,813

(1)	These amounts include contributions under our Supplemental Executive Retirement Plan in the following amounts: Mr. Tisch, $3,750; Mr. Krenek, $10,973; Mr. Dickerson, $50,738; Mr. Gabriel, $19,951; and Mr. Vecchio, $14,410. Our contributions under this plan are further described in our Compensation Discussion and Analysis above under the heading “Employee Benefits.” These amounts also include amounts payable pursuant to an anti-dilution adjustment under the terms of our Stock Option Plan based on unexercised vested and unvested option and/or SAR awards outstanding as of November 2, 2007 in the following amounts: Mr. Tisch, $131,250; Mr. Krenek, $18,094; Mr. Dickerson, $70,319; Mr. Gabriel, $23,125; and Mr. Vecchio, $23,125. These contributions are also reported in the “All Other Compensation” column of the Summary Compensation Table and in the “Supplemental Executive Retirement Plan” and “Anti-Dilution Adjustment for Special Dividend” columns of the All Other Compensation Table for 2007.

(2)	These amounts include interest earned on contributions under our Supplemental Executive Retirement Plan in the following amounts: Mr. Tisch, $2,044; Mr. Krenek, $556; Mr. Dickerson, $10,434; Mr. Gabriel, $2,778; and Mr. Vecchio, $1,001. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table. These earnings were calculated by applying an interest rate based on Moody’s Aa daily long-term corporate bond yield average to current year and deferred contributions. These amounts also include interest earned on aggregate deferred cash bonus incentives under our Management Bonus Program in the following amounts: Mr. Krenek, $5,290; Mr. Dickerson, $15,448; Mr. Gabriel, $7,470; and Mr. Vecchio, $6,124. Pursuant to the Management Bonus Program, to determine the interest rates used to calculate earnings we apply the Treasury rate in effect on January 31 immediately preceding the initial payout date for each award being deferred. The applicable Treasury rate is the rate for Treasury bills, bonds or notes with a term closest to the midpoint of the deferral term. The interest rates used to calculate the earnings in 2007 were 3.8%, 2.2%, 2.2%, 3.4% and 4.5% applied to the deferred bonus award amounts for the years 2001 through 2005, respectively.

(3)	These amounts include payments of deferred cash bonus incentives and interest earned thereon in the following amounts: Mr. Krenek, $68,073; Mr. Dickerson, $192,838; Mr. Gabriel, $96,803; and Mr. Vecchio, $78,633. These amounts also include payments pursuant to an anti-dilution adjustment under the terms of our Stock Option Plan on unexercised vested option and/or SAR awards outstanding as of November 2, 2007 in the following amounts: Mr. Tisch, $46,875; Mr. Krenek, $429; Mr. Dickerson, $7,030; Mr. Gabriel, $625; and Mr. Vecchio, $625.

(4)	These amounts represent the aggregate balances as of December 31, 2007 for each of the Named Executive Officers pursuant to our Supplemental Executive Retirement Plan, Management Bonus Program and the amount payable pursuant to an anti-dilution adjustment under the terms of our Stock Option Plan based on unvested option and/or SAR awards outstanding as of November 2, 2007. The balances related to our Management Bonus Program represent the deferred portion of bonus awards for calendar years 2002 through 2005 and were reported in the Summary Compensation Tables for those respective years. Before the awards for the 2006 performance year, which we paid in full in 2007 to the Named Executive Officers who received such awards, cash bonus incentive awards to the Named Executive Officers under the Management Bonus Program were paid in annual installments (25%, 15%, 15%, 15%, 15% and 15%) over a six calendar year period. The deferred balances related to our Supplemental Executive Retirement Plan were reported in the Summary Compensation Table in each contribution year. The balances related to the amounts payable pursuant to the anti-dilution adjustment under the terms of our Stock Option Plan are reported in the “All Other Compensation” column of the Summary Compensation Table and in the “Anti-Dilution Adjustment for Special Dividend” column of the All Other Compensation Table for 2007.

Potential Payments Upon Termination

Named Executive Officers Party to Employment Agreements.  If during the term of his employment agreement we terminate a Named Executive Officer without Cause, or as a result of his death or Disability, or if the Named Executive Officer terminates the employment agreement for Good Reason, in addition to the benefits executive employees receive generally, as well as unpaid amounts under applicable plans, policies and programs, the Named Executive Officer generally is entitled to:

•	continuation of his base salary for the remaining term of the employment agreement or 24 months, whichever is greater (payable as a lump sum in the event of his death);

•	continuation of insurance benefits (medical, dental, life and disability) for him and his family for the remaining term of the employment agreement or two years, whichever is greater, or until he becomes eligible for comparable coverage by a subsequent employer;

•	accelerated vesting of any unvested stock option grant or equivalent (SARs paid in stock) held by the Named Executive Officer upon termination of employment; and

•	we will provide the Named Executive Officer with customary outplacement services commensurate with his position, which will not exceed 12 months or $25,000.

The terms “Cause,” “Good Reason” and “Disability” are defined in each Named Executive Officer’s employment agreement. The employment agreements with our Named Executive Officers contain no provision for payment upon a change in control.

Each employment agreement also contains a covenant with respect to confidentiality applicable at any time during or after the term of the employment agreement and a covenant not to solicit certain of our officers or employees for a period of two years after the termination of the Named Executive Officer’s employment. In addition, as a condition to receiving the severance payments and benefits described below, the Named Executive Officer (or, if deceased or disabled, his estate or legal guardian) must execute a release of claims relating to or arising out of his employment with, and termination of employment from, our company.

The tables below reflect the amount of compensation payable to each of our Named Executive Officers who is party to an employment agreement with us in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon involuntary termination without Cause, death or Disability of the executive, voluntary termination for Good Reason, voluntary termination without Good Reason, and involuntary termination for Cause is shown below. The amounts shown assume that such termination took place on December 31, 2007. Under all these circumstances, each Named Executive Officer is entitled to receive, to the extent not previously paid, his base salary through the date of termination, the amount of any compensation accrued as of the date of termination (except as otherwise previously requested by the Named Executive Officer) and any expense reimbursements and any other cash entitlements accrued as of the date of termination. The amount of any unpaid base salary through the date of termination is not included in the total amounts shown below.

The following table describes the potential payments upon termination for Mr. Lawrence R. Dickerson, our President and Chief Operating Officer.

	Involuntary				Voluntary	Voluntary
	Termination				Termination	Termination	Involuntary
Executive Benefits &	Without		Death or		for Good	Without	Termination
Payments Upon Termination	Cause		Disability		Reason	Good Reason	for Cause

Compensation:
Base Salary ($720,000)(1)	$1,440,000		$1,440,000		$1,440,000	$0	$0
Annual Incentive Compensation	402,808	(2)	922,808	(3)	0	0	0
Unvested & Accelerated Stock Options(4)	1,580,849		1,580,849		1,580,849	0	0
Unvested & Accelerated SARs(4)	1,735,865		1,735,865		1,735,865	0	0
Benefits:
Post-Termination Health Care(5)	22,355		22,355		22,355	0	0
Life and Disability Insurance Coverages	19,407		19,407		19,407	0	0
Supplemental Executive Retirement Plan	231,851		231,851		231,851	231,851	231,851
Anti-Dilution Adjustment for Special Dividend(6)	63,289		63,289		63,289	0	0
Outplacement Services(7)	25,000		25,000		25,000	0	0
Total:	$5,521,424		$6,041,424		$5,118,616	$231,851	$231,851

(1)	This severance is payable not less frequently than in equal monthly installments following termination or, in the case of the Named Executive Officer’s death, in a lump sum.

(2)	This represents amounts payable under our Management Bonus Program, which generally provides for a lump sum payment in the event of any involuntary termination not for Cause (as defined in the Management Bonus Program), or due to death, Disability (as defined in the Management Bonus Program) or Retirement (as defined in the Management Bonus Program) at or after age 60.

(3)	This represents $402,808 payable under our Management Bonus Program and $520,000 payable under our Incentive Compensation Plan (based on the actual performance award paid for 2007). Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period, other than due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan), generally are not eligible to receive a performance award for the performance period in which such termination of employment occurs. Participants who cease to be employed by us before to the end of a performance period due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan) will receive a performance award which is prorated to the date of cessation of employment, but based upon the Performance-Based Amount (as defined in the plan) for either the entire performance period or the portion thereof preceding such Retirement, death or Disability, as determined by the Compensation Committee.

(4)	Any unvested stock option grant or equivalent (SARs paid in stock) held by the Named Executive Officer upon involuntary termination without Cause, death or Disability of the Named Executive Officer or voluntary termination for Good Reason will be fully vested on the date of termination and be eligible for exercise as provided for in the Stock Option Plan. The amounts shown represent the value of newly vested stock options or SARs, calculated by multiplying the number of accelerated in-the-money options or SARs by the difference between the exercise price and the closing price ($142.00) per share of our common stock on December 31, 2007.

(5)	This value is based on the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, rate and assumes that coverage continues for 24 months.

(6)	This is the amount payable pursuant to an anti-dilution adjustment under the terms of our Stock Option Plan based on unvested option and/or SAR awards outstanding as of November 2, 2007, assuming all such awards become fully vested on the date of termination.

(7)	This assumes the maximum payment under this obligation.

The following table describes the potential payments upon termination for Mr. Gary T. Krenek, our Chief Financial Officer and Senior Vice President.

	Involuntary				Voluntary	Voluntary
	Termination				Termination	Termination	Involuntary
Executive Benefits &	Without		Death or		for Good	Without	Termination
Payments Upon Termination	Cause		Disability		Reason	Good Reason	for Cause

Compensation:
Base Salary ($338,880)(1)	$677,760		$677,760		$677,760	$0	$0
Annual Incentive Compensation	137,469	(2)	367,469	(3)	0	0	0
Unvested & Accelerated Stock Options(4)	372,665		372,665		372,665	0	0
Unvested & Accelerated SARs(4)	422,283		422,283		422,283	0	0
Benefits:
Post-Termination Health Care(5)	22,355		22,355		22,355	0	0
Life and Disability Insurance Coverages	7,118		7,118		7,118	0	0
Supplemental Executive Retirement Plan	20,063		20,063		20,063	20,063	20,063
Anti-Dilution Adjustment for Special Dividend(6)	17,665		17,665		17,665	0	0
Outplacement Services(7)	25,000		25,000		25,000	0	0
Total:	$1,702,378		$1,932,378		$1,564,909	$20,063	$20,063

(1)	This severance is payable not less frequently than in equal monthly installments following termination or, in the case of the Named Executive Officer’s death, in a lump sum.

(2)	This represents amounts payable under our Management Bonus Program, which generally provides for a lump sum payment in the event of any involuntary termination not for Cause (as defined in the Management Bonus Program), or due to death, Disability (as defined in the Management Bonus Program) or Retirement (as defined in the Management Bonus Program) at or after age 60.

(3)	This represents $137,469 payable under our Management Bonus Program and $230,000 payable under our Incentive Compensation Plan (based on the actual performance award paid for 2007). Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period, other than due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan), generally are not eligible to receive a performance award for the performance period in which such termination of employment occurs. Participants who cease to be employed by us before to the end of a performance period due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan) will receive a performance award which is prorated to the date of cessation of employment, but based upon the Performance-Based Amount (as defined in the plan) for either the entire performance period or the portion thereof preceding such Retirement, death or Disability, as determined by the Compensation Committee. Mr. Krenek was not a participant in our Incentive Compensation Plan prior to 2007.

(4)	Any unvested stock option grant or equivalent (SARs paid in stock) held by the Named Executive Officer upon involuntary termination without Cause, death or Disability of the Named Executive Officer or voluntary termination for Good Reason will be fully vested on the date of termination and be eligible for exercise as provided for in the Stock Option Plan. The amounts shown represent the value of newly vested stock options or SARs, calculated by multiplying the number of accelerated in-the-money options or SARs by the difference between the exercise price and the closing price ($142.00) per share of our common stock on December 31, 2007.

(5)	This value is based on the COBRA rate and assumes that coverage continues until the end of the term of the Named Executive Officer’s employment agreement on December 31, 2009.

(6)	This is the amount payable pursuant to an anti-dilution adjustment under the terms of our Stock Option Plan based on unvested option and/or SAR awards outstanding as of November 2, 2007, assuming all such awards become fully vested on the date of termination.

(7)	This assumes the maximum payment under this obligation.

The following table describes the potential payments upon termination for Mr. John L. Gabriel, Jr., our Senior Vice President — Contracts and Marketing.

	Involuntary				Voluntary	Voluntary
	Termination				Termination	Termination	Involuntary
Executive Benefits &	Without		Death or		for Good	Without	Termination
Payments Upon Termination	Cause		Disability		Reason	Good Reason	for Cause

Compensation:
Base Salary ($425,600)(1)	$851,200		$851,200		$851,200	$0	$0
Annual Incentive Compensation	193,011	(2)	493,011	(3)	0	0	0
Unvested & Accelerated Stock Options(4)	561,900		561,900		561,900	0	0
Unvested & Accelerated SARs(4)	617,175		617,175		617,175	0	0
Benefits:
Post-Termination Health Care(5)	22,355		22,355		22,355	0	0
Life and Disability Insurance Coverages	10,986		10,986		10,986	0	0
Supplemental Executive Retirement Plan	68,438		68,438		68,438	68,438	68,438
Anti-Dilution Adjustment for Special Dividend(6)	22,500		22,500		22,500	0	0
Outplacement Services(7)	25,000		25,000		25,000	0	0
Total:	$2,372,565		$2,672,565		$2,179,554	$68,438	$68,438

(1)	This severance is payable not less frequently than in equal monthly installments following termination or, in the case of the Named Executive Officer’s death, in a lump sum.

(2)	This represents amounts payable under our Management Bonus Program, which generally provides for a lump sum payment in the event of any involuntary termination not for Cause (as defined in the Management Bonus Program), or due to death, Disability (as defined in the Management Bonus Program) or Retirement (as defined in the Management Bonus Program) at or after age 60.

(3)	This represents $193,011 payable under our Management Bonus Program and $300,000 payable under our Incentive Compensation Plan (based on the actual performance award paid for 2007). Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period, other than due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan), generally are not eligible to receive a performance award for the performance period in which such termination of employment occurs. Participants who cease to be employed by us before to the end of a performance period due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan) will receive a performance award which is prorated to the date of cessation of employment, but based upon the Performance-Based Amount (as defined in the plan) for either the entire performance period or the portion thereof preceding such Retirement, death or Disability, as determined by the Compensation Committee.

(4)	Any unvested stock option grant or equivalent (SARs paid in stock) held by the Named Executive Officer upon involuntary termination without Cause, death or Disability of the Named Executive Officer or voluntary termination for Good Reason will be fully vested on the date of termination and be eligible for exercise as provided for in the Stock Option Plan. The amounts shown represent the value of newly vested stock options or SARs, calculated by multiplying the number of accelerated in-the-money options or SARs by the difference between the exercise price and the closing price ($142.00) per share of our common stock on December 31, 2007.

(5)	This value is based on the COBRA rate and assumes that coverage continues until the end of the term of the Named Executive Officer’s employment agreement on December 31, 2009.

(6)	This is the amount payable pursuant to an anti-dilution adjustment under the terms of our Stock Option Plan based on unvested option and/or SAR awards outstanding as of November 2, 2007, assuming all such awards become fully vested on the date of termination.

(7)	This assumes the maximum payment under this obligation.

The following table describes the potential payments upon termination for Mr. John M. Vecchio, our Senior Vice President — Technical Services.

	Involuntary				Voluntary	Voluntary
	Termination				Termination	Termination	Involuntary
Executive Benefits &	Without		Death or		for Good	Without	Termination
Payments Upon Termination	Cause		Disability		Reason	Good Reason	for Cause

Compensation:
Base Salary ($374,150)(1)	$748,300		$748,300		$748,300	$0	$0
Annual Incentive Compensation	159,268	(2)	421,268	(3)	0	0	0
Unvested & Accelerated Stock Options(4)	561,900		561,900		561,900	0	0
Unvested & Accelerated SARs(4)	617,175		617,175		617,175	0	0
Benefits:
Post-Termination Health Care(5)	16,614		16,614		16,614	0	0
Life and Disability Insurance Coverages	7,118		7,118		7,118	0	0
Supplemental Executive Retirement Plan	31,045		31,045		31,045	31,045	31,045
Anti-Dilution Adjustment for Special Dividend(6)	22,500		22,500		22,500	0	0
Outplacement Services(7)	25,000		25,000		25,000	0	0
Total:	$2,188,920		$2,450,920		$2,029,652	$31,045	$31,045

(1)	This severance is payable not less frequently than in equal monthly installments following termination or, in the case of the Named Executive Officer’s death, in a lump sum.

(2)	This represents amounts payable under our Management Bonus Program, which generally provides for a lump sum payment in the event of any involuntary termination not for Cause (as defined in the Management Bonus Program), or due to death, Disability (as defined in the Management Bonus Program) or Retirement (as defined in the Management Bonus Program) at or after age 60.

(3)	This represents $159,268 payable under our Management Bonus Program and $262,000 payable under our Incentive Compensation Plan (based on the actual performance award paid for 2007). Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period, other than due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan), generally are not eligible to receive a performance award for the performance period in which such termination of employment occurs. Participants who cease to be employed by us before to the end of a performance period due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan) will receive a performance award which is prorated to the date of cessation of employment, but based upon the Performance-Based Amount (as defined in the plan) for either the entire performance period or the portion thereof preceding such Retirement, death or Disability, as determined by the Compensation Committee.

(4)	Any unvested stock option grant or equivalent (SARs paid in stock) held by the Named Executive Officer upon involuntary termination without Cause, death or Disability of the Named Executive Officer or voluntary termination for Good Reason will be fully vested on the date of termination and be eligible for exercise as provided for in the Stock Option Plan. The amounts shown represent the value of newly vested stock options or

SARs, calculated by multiplying the number of accelerated in-the-money options or SARs by the difference between the exercise price and the closing price ($142.00) per share of our common stock on December 31, 2007.

(5)	This value is based on the COBRA rate and assumes that coverage continues until the end of the term of the Named Executive Officer’s employment agreement on December 31, 2009.

(6)	This is the amount payable pursuant to an anti-dilution adjustment under the terms of our Stock Option Plan based on unvested option and/or SAR awards outstanding as of November 2, 2007, assuming all such awards become fully vested on the date of termination.

(7)	This assumes the maximum payment under this obligation.

Chief Executive Officer.  Our Chief Executive Officer, James S. Tisch, is not party to an employment agreement with our company; however, like our other executive officers, upon termination of his employment Mr. Tisch would be entitled to receive, to the extent not previously paid, his base salary through the date of termination, the amount of any compensation accrued as of the date of termination (except as he had otherwise previously requested) and any expense reimbursements and any other cash entitlements accrued as of the date of termination. Mr. Tisch is also a participant in our Incentive Compensation Plan and our Supplemental Executive Retirement Plan. Participants in the Incentive Compensation Plan who cease to be employed by us before the end of a performance period, other than due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan), generally are not eligible to receive a performance award for the performance period in which such termination of employment occurs. Participants who cease to be employed by us before to the end of a performance period due to Retirement (as defined in the plan) at or after age 60, death or Disability (as defined in the plan) will receive a performance award which is prorated to the date of cessation of employment, but based upon the Performance-Based Amount (as defined in the plan) for either the entire performance period or the portion thereof preceding such Retirement, death or Disability, as determined by the Compensation Committee. Assuming his employment had terminated on December 31, 2007, if the termination was due to his death or Disability, Mr. Tisch could have received a maximum award of $300,000 under the Incentive Compensation Plan for 2007, although Mr. Tisch declined to accept any award under the Incentive Compensation Plan for 2007. In addition, under our Supplemental Executive Retirement Plan, Mr. Tisch would have been entitled to a payment in the amount of $41,856 upon such termination for any reason.

STOCK OPTION PLAN

Our Stock Option Plan authorizes the issuance of options and/or SARs to acquire up to 1,500,000 shares of our common stock, of which 829,715 shares had been issued as of December 31, 2007. Stock options have a maximum term of ten years, subject to earlier termination under certain conditions, and, unless otherwise specified by the Board, Executive Committee or Compensation Committee at the time of the grant, vest in four equal, annual installments over four years. SARs have a maximum term of ten years, subject to earlier termination under certain conditions, and vest as specified by the Board, Executive Committee or Compensation Committee at the time of the grant. During 2007, options to acquire 6,500 shares of our common stock and 187,950 SARs were granted under the Stock Option Plan.

The following table shows information regarding awards granted to each of our Named Executive Officers under our Stock Option Plan and amounts earned by each of our Named Executive Officers under our Incentive Compensation Plan and Management Bonus Program during the year ended December 31, 2007.

Grants of Plan-Based Awards for 2007

							All Other
							Option/SAR
			Estimated Future				Awards:			Grant Date
			Payouts Under Non-				Number of	Exercise or	Closing	Fair Value
			Equity Incentive				Securities	Base Price	Market Price	of Stock and
	Grant	Action	Plan Awards				Underlying	of Option/SAR	on Date of	Option/SAR
Name	Date	Date	Target		Maximum		Options(1)	Awards(2)	Grant	Awards(3)

James S. Tisch	04/02/07	4/02/07					7,500	$81.42	$82.22	$275,400
	07/02/07	4/02/07					7,500	101.97	104.69	247,875
	10/01/07	4/02/07					7,500	114.21	114.06	256,200
	12/31/07	4/02/07					7,500	144.44	142.00	327,225
			$300,000	(4)	$300,000	(4)
Gary T. Krenek	04/02/07	4/02/07					2,000	81.42	82.22	73,440
	07/02/07	4/02/07					2,000	101.97	104.69	66,100
	10/01/07	4/02/07					2,000	114.21	114.06	68,320
	12/31/07	4/02/07					2,000	144.44	142.00	87,260
			$320,000	(4)	$320,000	(4)
Lawrence R. Dickerson	04/02/07	4/02/07					5,625	81.42	82.22	206,550
	07/02/07	4/02/07					5,625	101.97	104.69	185,906
	10/01/07	4/02/07					5,625	114.21	114.06	192,150
	12/31/07	4/02/07					5,625	144.44	142.00	245,419
			$675,000	(4)	$675,000	(4)
John L. Gabriel, Jr.	04/02/07	4/02/07					2,000	81.42	82.22	73,440
	07/02/07	4/02/07					2,000	101.97	104.69	66,100
	10/01/07	4/02/07					2,000	114.21	114.06	68,320
	12/31/07	4/02/07					2,000	144.44	142.00	87,260
			$400,000	(4)	$400,000	(4)
John M. Vecchio	04/02/07	4/02/07					2,000	81.42	82.22	73,440
	07/02/07	4/02/07					2,000	101.97	104.69	66,100
	10/01/07	4/02/07					2,000	114.21	114.06	68,320
	12/31/07	4/02/07					2,000	144.44	142.00	87,260
			$350,000	(4)	$350,000	(4)

(1)	These amounts represent awards of SARs granted under our Stock Option Plan. In 2007 our Compensation Committee established an annual award in April authorizing the award of SARs to our executive officers in four increments over the year. These SARs vest with respect to 25% of the total number of securities underlying each grant on an annual basis commencing on the anniversary of the first grant date of the year. Please read our “Compensation Discussion and Analysis” above under the heading “Stock Based Awards” for more information concerning awards under our Stock Option Plan.

(2)	In accordance with our Stock Option Plan, the exercise prices per share were calculated in accordance with our Stock Option Plan by averaging the high and low sales prices of our common stock as traded on The New York Stock Exchange on the business day immediately preceding the grant date.

(3)	Represents the maximum fair value of each equity award recognizable in accordance with FAS 123(R) and does not include any estimates of forfeitures for service-based vesting.

(4)	These amounts represent the target and maximum awards, respectively, established under our Incentive Compensation Plan for 2007. The actual amounts paid for 2007, which were authorized for payment by our Compensation Committee in February 2008, are reported in the Summary Compensation Table above under the heading “Non-Equity Incentive Plan Compensation.” Awards under our Incentive Compensation Plan are not subject to thresholds. Please read our “Compensation Discussion and Analysis” above, under the heading

“Incentive Compensation Plan,” for more information concerning awards under our Incentive Compensation Plan.

The following table shows information regarding awards granted to each of our Named Executive Officers under our Stock Option Plan outstanding as of December 31, 2007. All awards with expiration dates prior to January 2016 represent stock options, and all awards with expiration dates during or after January 2016 represent SARs.

Outstanding Equity Awards at Fiscal Year-End for 2007

	Option/SAR Awards(1)
	Number of	Number of
	Securities	Securities
	Underlying Unexer-	Underlying Unexer-
	cised Options/SARs	cised Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

James S. Tisch	—	1,875	$22.49	5/18/2014
	—	1,875	23.65	7/01/2014
	—	1,875	32.78	10/01/2014
	—	1,875	39.98	12/31/2014
	—	3,750	45.77	4/19/2015
	—	3,750	53.60	7/01/2015
	—	3,750	61.90	10/03/2015
	—	3,750	69.38	12/31/2015
	—	5,625	92.67	4/27/2016
	—	5,625	83.44	7/03/2016
	—	5,625	71.87	10/02/2016
	—	5,625	79.77	12/31/2016
	—	7,500	81.42	4/02/2017
	—	7,500	101.97	7/02/2017
	—	7,500	114.21	10/01/2017
	—	7,500	144.44	12/31/2017

Gary T. Krenek	—	313	22.49	5/18/2014
	—	313	23.65	7/01/2014
	—	313	32.78	10/01/2014
	—	313	39.98	12/31/2014
	—	688	45.77	4/19/2015
	—	688	53.60	7/01/2015
	—	688	61.90	10/03/2015
	—	688	69.38	12/31/2015
	343	1,032	92.67	4/27/2016
	—	1,032	83.44	7/03/2016
	—	1,032	71.87	10/02/2016
	—	1,032	79.77	12/31/2016
	—	2,000	81.42	4/02/2017
	—	2,000	101.97	7/02/2017
	—	2,000	114.21	10/01/2017
	—	2,000	144.44	12/31/2017

	Option/SAR Awards(1)
	Number of	Number of
	Securities	Securities
	Underlying Unexer-	Underlying Unexer-
	cised Options/SARs	cised Options/SARs	Option/SAR	Option/SAR
Name	Exercisable	Unexercisable	Exercise Price	Expiration Date

Lawrence R. Dickerson	—	1,407	$22.49	5/18/2014
	—	1,407	23.65	7/01/2014
	—	1,407	32.78	10/01/2014
	—	1,407	39.98	12/31/2014
	—	2,813	45.77	4/19/2015
	—	2,813	53.60	7/01/2015
	—	2,813	61.90	10/03/2015
	—	2,813	69.38	12/31/2015
	—	4,219	92.67	4/27/2016
	—	4,219	83.44	7/03/2016
	—	4,219	71.87	10/02/2016
	—	4,219	79.77	12/31/2016
	—	5,625	81.42	4/02/2017
	—	5,625	101.97	7/02/2017
	—	5,625	114.21	10/01/2017
	—	5,625	144.44	12/31/2017

John L. Gabriel, Jr.	—	500	22.49	5/18/2014
	—	500	23.65	7/01/2014
	—	500	32.78	10/01/2014
	—	500	39.98	12/31/2014
	—	1,000	45.77	4/19/2015
	—	1,000	53.60	7/01/2015
	—	1,000	61.90	10/03/2015
	—	1,000	69.38	12/31/2015
	500	1,500	92.67	4/27/2016
	—	1,500	83.44	7/03/2016
	—	1,500	71.87	10/02/2016
	—	1,500	79.77	12/31/2016
	—	2,000	81.42	4/02/2017
	—	2,000	101.97	7/02/2017
	—	2,000	114.21	10/01/2017
	—	2,000	144.44	12/31/2017

John M. Vecchio	—	500	22.49	5/18/2014
	—	500	23.65	7/01/2014
	—	500	32.78	10/01/2014
	—	500	39.98	12/31/2014
	—	1,000	45.77	4/19/2015
	—	1,000	53.60	7/01/2015
	—	1,000	61.90	10/03/2015
	—	1,000	69.38	12/31/2015
	500	1,500	92.67	4/27/2016
	—	1,500	83.44	7/03/2016
	—	1,500	71.87	10/02/2016
	—	1,500	79.77	12/31/2016
	—	2,000	81.42	4/02/2017
	—	2,000	101.97	7/02/2017
	—	2,000	114.21	10/01/2017
	—	2,000	144.44	12/31/2017

(1)	Each stock option and SAR granted to the Named Executive Officers and reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to the first expiration date reported for stock options or SARs in each calendar year above.

The following table shows information regarding the exercise of awards granted under our Stock Option Plan by those of our Named Executive Officers who exercised awards during the year ended December 31, 2007.

Option Exercises and Stock Vested for 2007

	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise

James S. Tisch	150,000	$9,656,692
Gary T. Krenek	10,277	$518,282
Lawrence R. Dickerson	45,000	$3,035,306
John L. Gabriel, Jr.	7,500	$334,290
John M. Vecchio	9,500	$454,307

TRANSACTIONS WITH RELATED PERSONS

We have a written policy that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. All such transactions are to be submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee will consider, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to us.

Transactions with Loews.  Prior to the initial public offering of our common stock in October 1995, or the Initial Public Offering, we were a wholly owned subsidiary of Loews. In connection with the Initial Public Offering, we entered into agreements with Loews pursuant to which Loews provides certain management, administrative and other services to us and certain other obligations were assumed by the parties. These agreements, which are described below, were not the result of arm’s length negotiations between the parties.

Services Agreement.  We are party to a services agreement with Loews, or the Services Agreement, pursuant to which Loews performs certain administrative and technical services on our behalf. These services include personnel, telecommunications, purchasing, internal auditing, accounting, data processing and cash management services, in addition to advice and assistance with respect to preparation of tax returns and obtaining insurance. Under the Services Agreement, we are required to reimburse Loews for (i) allocated personnel costs (such as salaries, employee benefits and payroll taxes) of the Loews personnel actually providing such services and (ii) all out-of-pocket expenses related to the provision of such services. The Services Agreement may be terminated at our option upon 30 days’ notice to Loews and at the option of Loews upon six months’ notice to us. In addition, we have agreed to indemnify Loews for all claims and damages arising from the provision of services by Loews under the Services Agreement unless due to the gross negligence or willful misconduct of Loews. We were charged $0.4 million by Loews for these support functions during the year ended December 31, 2007.

Registration Rights Agreement.  Under a Registration Rights Agreement dated as of October 16, 1995, as amended, between us and Loews, subject to certain limitations, we will file, upon the request of Loews, one or more registration statements under the Securities Act of 1933, as amended, subject to a maximum of two remaining requests, in order to permit Loews to offer and sell any of our common stock that Loews may hold. Loews will bear the costs of any such registered offering, including any underwriting commissions relating to shares it sells in any such offering, any related transfer taxes and the costs of complying with non-U.S. securities laws, and any fees and expenses of separate counsel and accountants retained by Loews. We have the right to require Loews to delay any exercise by Loews of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be adversely affected. In addition, we have the right to require Loews to suspend the use of any resale prospectus or prospectus supplement included in a “shelf” registration statement for a reasonable period of time, not to exceed 90 days in any one instance or an aggregate of 120 days in any 12-month period, if we are conducting or about to conduct an underwritten public offering of our securities for our own account, or would be required to disclose information regarding our company not otherwise then required by law to be publicly disclosed where such disclosure would reasonably be expected to adversely affect any material business transaction or negotiation in which we are then engaged. Subject to certain conditions, we have also granted Loews the right to include its shares of our common stock in any registration statements covering offerings of our common stock by us, and we will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the shares sold on behalf of Loews. We will indemnify Loews, and Loews will indemnify us, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement, as amended.

In addition, during 2007 we paid premiums and fees of approximately $45,000 for four performance bonds that we purchased from Fianzas Monterrey, S.A., an indirect subsidiary of Loews, after obtaining competitive quotes. We purchased these performance bonds in support of our drilling operations offshore Mexico. Their aggregate penal sum was approximately $81.2 million.

Transactions with Other Related Parties.  During 2007, we hired marine vessels and helicopter transportation services at the prevailing market rate from subsidiaries of SEACOR Holdings Inc. Mr. Fabrikant, who is a member of our Board of Directors, is the Chairman of the Board of Directors, President and Chief Executive Officer of SEACOR Holdings Inc. For the year ended December 31, 2007, we paid $4.6 million for the hire of such vessels and such services.

During the year ended December 31, 2007 we made payments of $1.1 million to Ernst & Young LLP for tax and other consulting services. The wife of our President and Chief Operating Officer is an audit partner at this firm.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal No. 2)

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditors for 2008. Although it is not required to do so, our Board of Directors wishes to submit the selection of Deloitte & Touche LLP for ratification by our stockholders at the Annual Meeting. Even if this selection is ratified by stockholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders. If our stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its selection.

We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, with an opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders.

Audit Fees

Deloitte & Touche LLP and its affiliates billed the following fees for professional services rendered to us and our subsidiaries for the years ended December 31, 2007 and 2006:

	2007	2006

Audit Fees(1)	$1,421,000	$1,439,000
Audit-Related Fees(2)	60,000	40,000
Tax Fees(3)	136,000	68,000
All Other Fees	—	—
Total	$1,617,000	$1,547,000

(1)	Includes the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements and various statutory audits of our foreign subsidiaries.

(2)	Includes the aggregate fees and expenses for the audit of our employee benefit plans.

(3)	Includes the aggregate fees and expenses for tax compliance and tax planning and consulting services.

Auditor Engagement and Pre-Approval Policy

In order to assure the continued independence of our independent auditor, currently Deloitte & Touche LLP, the Audit Committee has adopted a policy requiring its pre-approval of all audit and non-audit services performed by the independent auditor. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by Deloitte & Touche LLP, subject to maximum dollar limitations. All other engagements for services which may be provided by Deloitte & Touche LLP must be specifically pre-approved by the Audit Committee, or a designated committee member to whom this authority has been delegated. Since its adoption of this policy in July 2003, the Audit Committee or its designee has pre-approved all engagements by us and our subsidiaries for services of Deloitte & Touche LLP, including the terms and fees thereof, and concluded that such engagements were compatible with the continued independence of Deloitte & Touche LLP in serving as our independent auditor.

The Board of Directors recommends a vote FOR Proposal No. 2.

SOLICITATION EXPENSES

We will bear the cost of preparing, printing and mailing this Proxy Statement and the accompanying proxy card and of this solicitation of proxies on behalf of our Board of Directors. In addition to solicitation by mail, we may solicit proxies personally, by telephone or other means. Brokerage houses and other custodians and nominees will be asked whether other persons are beneficial owners of the shares of our common stock which they hold of record, and, if so, they will be supplied with additional copies of the proxy materials for distribution to the beneficial owners. We will reimburse banks, nominees, brokers and other custodians for the reasonable costs of sending the proxy materials to the beneficial owners of our common stock.

COMMUNICATIONS WITH DIAMOND OFFSHORE AND OTHERS

Interested parties, including stockholders, wishing to communicate directly with the Lead Director, other non-management directors or the Board as a whole may do so by writing to Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary. Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. We will deliver all such communications to the director or directors to whom they are addressed.

Stockholder proposals intended for inclusion in the proxy statement to be issued in connection with our 2009 annual meeting of stockholders must be addressed to: Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary, and must be received no later than December 3, 2008.

Stockholder proposals submitted outside of the Commission’s procedures for including such proposals in our proxy statement must be mailed or delivered to the attention of the Corporate Secretary at the address above and must be received by our Corporate Secretary no later than December 3, 2008. If a proposal is received after that date, our proxy for the 2009 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2009 annual meeting of stockholders.

OTHER MATTERS

While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors

William C. Long
Senior Vice President, General Counsel and Secretary

DIAMOND OFFSHORE DRILLING, INC.
15415 KATY FREEWAY
HOUSTON, TX 77094
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Diamond Offshore Drilling, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Diamond Offshore Drilling, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	DIAMO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIAMOND OFFSHORE DRILLING, INC.		For All	Withhold All	For All Except
1.	Election of Directors
	NOMINEES: 01) James S. Tisch, 02) Lawrence R. Dickerson, 03) John R. Bolton, 04) Charles L. Fabrikant, 05) Paul G. Gaffney II, 06) Herbert C. Hofmann, 07) Arthur L. Rebell, and 08) Raymond S. Troubh	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as the Independent auditors of the Company for fiscal year 2008.	☐	☐	☐

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee, guardian or corporate or partnership official, please give full title as such and the full name of the entity on behalf of whom you are signing. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the 2008 Annual Meeting of
Stockholders: The Notice of Annual Meeting and Proxy Statement are available at www.proxyvote.com.

DIAMOND OFFSHORE DRILLING, INC.
COMMON
This proxy is solicited on behalf of the Board of Directors for the
2008 Annual Meeting of Stockholders on May 20, 2008
The undersigned hereby appoints Lawrence R. Dickerson, William C. Long and Gary T. Krenek, and any one of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the 2008 Annual Meeting of Stockholders of Diamond Offshore Drilling, Inc. (the “Company”) to be held at the Regency Hotel, 540 Park Avenue, New York, New York 10021 at 11:30 a.m. local time, and at any adjournments or postponements of said meeting, and to vote at such meeting the shares of stock the undersigned held of record on the books of the Company on the record date for the meeting.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR all nominees as directors, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for fiscal year 2008, and in accordance with the discretion of the persons designated above, with respect to any other business that may properly come before the meeting.